LAW OFFICES OF
FLUEGEL, ANDERSON, MCLAUGHLIN & BRUTLAG, CHARTERED

Michael M. Fluegel
Warrenn C. Anderson
David C. McLaughlin
Paul Brutlag*±
Robert V. Dalager
Amy J. Doll*
Matthew R. Fluegel
Jason G. Lina
Lynnae L. G. Lina
*also admitted in North Dakota
± also admitted District of Columbia
_____________ 215 ATLANTIC AVENUE PO BOX 527 MORRIS, MN 56267 _____________ TELEPHONE: (320) 589-4151 FAX: (320) 589-4154	Ortonville Location: 25 Second Street NW Suite 102 Ortonville, MN 56278 Telephone: (320) 839-2549 Fax: (320) 839-2540

January 13, 2011

Red Trail Energy, LLC
ATTN: Kent W. Anderson, CFO	VIA EMAIL ONLY
P.O. Box 11
Richardton, ND 58652

RE:	Greenway Consulting, LLC & Red Trail Energy, LLC Our File No. 6267.104-3055

Dear Kent:

On behalf of Greenway Consulting, LLC, the undersigned hereby offers to extend the maturity date of the Subordinated Debt obligation between Greenway and Red Trail Energy in the amount of $1,525,000 from February 1, 2011 to April 16, 2012 under the following terms and conditions:

1.
RTE hereby acknowledges its obligation to pay the sum of $1,525,000 plus interest to Greenway Consulting and/or its assigns. RTE will pay all interest due under the existing Note current as of 01/01/2011, with the understanding the interest rate on the Note shall continue at the current rate.

2.
RTE acknowledges that its senior debt with First National Bank of Omaha comes due in full on April 16, 2012. RTE acknowledges that on April 16, 2012, it will pay off the Note owed to Greenway in full in the amount of $1,525,000 plus accrued interest. RTE acknowledges that any failure to pay the full balance on April 16, 2012, will result in a default interest rate being applied at the rate of 18% per annum.

3.
RTE acknowledges it has retained the sum of $150,000 from the original Greenway Construction Agreement and that upon resolution of the RTE v. Fagen litigation, RTE shall release the $150,000 and pay over same to Greenway Consulting. RTE acknowledges resolution of the RTE v. Fagen lawsuit will occur for purposes of this retention release when RTE transfers funds to Fagen pursuant to the terms of the Settlement Agreement existing between RTE and Fagen.

4.
RTE acknowledges a continuing monthly obligation of $14,300 to Greenway Consulting under the terms of that certain Amended Management Agreement dated 09/10/09. RTE acknowledges there are no defenses to its obligation to make said payment up to and including December 11, 2011.

5.
Upon acceptance and execution of this agreement RTE shall pay over the amount it has reserved for the 2010 bonus payment pursuant to the RTE/Greenway Management Agreement with the final amount to be paid 15 days after the 2010 audit is completed.

6.
RTE acknowledges if it has a net income for 2011 it will be obligated to pay a bonus payment to Greenway pursuant to the terms of that RTE/Greenway Management Agreement previously referenced. RTE acknowledges that this bonus payment of 4% of pretax net income excludes gains or losses related to RTE's purchases of discounted corn with discounted corn being defined as any corn purchased per the terms of the attached Corn Procurement Program drafted in 2009 but not implemented for either 2009 or 2010.

Upon acceptance of these terms and execution of this agreement Greenway Consulting hereby agrees to extend the terms of that certain Note and real estate Mortgage from February 1, 2011, until April 16, 2012.

THIS AGREEMENT SHALL BE EFFECTIVE AS OF 12/31/2010.

/s/ Warren C. Anderson	/s/ Kent W. Anderson
Warrenn C. Anderson	Kent W. Anderson
Chief Manager of Greenway Consulting, LLC	Chief Financial Officer of Red Trail
Energy, LLC

RE:
Extension of the maturity date of the Subordinated Debt obligation between Greenway Consulting, LLC and Red Trail. Energy, LLC in the amount of $1,525,000 from February 1, 2011 to April 16, 2012 under additional terms and conditions, effective 12/31/2010,

The above Extension Agreement was approved by the Board of Red Trail Energy, LLC by resolution dated February 3, 2011.

/s/ Jody Hoff
By:	Jody Hoff
Secretary of Red Trail Energy, LLC